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                                                                Exhibit 5
October 9, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     Airgas, Inc.
        SEC File No. 33-63201
        ---------------------

Dear Sir or Madam:

     We have acted as counsel to Airgas, Inc. (the "Company"), a Delaware corporation, in connection with the preparation and filing of a registration statement on Form S-3, which was filed with the Securities and Exchange Commission on October 4, 1995 and amended on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     The Registration Statement covers up to 238,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), issued or issuable to the Selling Stockholders. Of the total number of Shares covered by the Registration Statement, 210,338 Shares were issued by the Company on October 5, 1995, up to 5,740 Holdback Shares may be issued to the Selling Stockholders pursuant to the Agreement and Plan of Reorganization dated as of October 5, 1995 by and among Delta Airgas, Inc. and Langdon Oxygen Company and Gary M. Langdon, Claudia L. Snow, Brent M. Langdon, Todd L. Langdon, Justin P. Snow and Henry E. Snow, as Custodian for Tiffany L. Snow (the "Merger Agreement") and the balance of up to 21,922 Additional Shares may be issued to the Selling Stockholders pursuant to the Registration Rights and Price Guarantee Agreement dated as of October 5, 1995 between Airgas, Inc. and the shareholders of Langdon Oxygen Company (the "Registration Rights Agreement").

     We have examined the Registration Statement, including the exhibits thereto, the Company's Amended and Restated Certificate of Incorporation, the Company's By-Laws, as amended, the minutes of actions taken by the Board of Directors of the Company and such other instruments as we deemed necessary for the opinions rendered herein. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

     Based upon the foregoing, we are of the opinion that:

     1. The 210,338 Shares issued under the terms of the Merger Agreement are validly issued, fully paid and non-assessable.

     2. The 5,740 Holdback Shares that may be issued under the terms of the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

     3. The 21,922 Shares that may be issued under the terms of the Registration Rights Agreement, when issued in accordance with the terms of the Registration Rights Agreement, will be validly issued, fully paid and non-assessable.

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    We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                     Sincerely,

                                     McCausland, Keen & Buckman



                                     By:/S/Nancy D. Weisberg, Vice President
                                        ------------------------------------
                                                    Vice President



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